Exhibit 10.27

June 20, 2024	$450,000

AMENDED CONVERTIBLE PROMISSORY NOTE

For value received, the undersigned, Helio Corporation, (“Maker"), hereby promises to pay to the order of BlackWolf Venture Group, LLC ("Payee"), the principal sum of Four Hundred Fifty Thousand Dollars ($450,000) ("Principal Sum"), as provided in this promissory note (this "Note"). This Note amends and supersedes any and all prior Notes between the parties.

Interest and Payments. The outstanding average daily principal balance of this Note shall accrue simple interest, beginning on the date of receipt of good funds by Maker of the loan made hereunder, at the rate per annum of 9.75% per annum, with interest paid annually.

Maturity Date. All unpaid principal, interest, and other amounts owing under this Note shallbe due made payable in full on the date that is 24 months from the date of this Amended Note (the "Maturity Date").

No Prepayment Penalty. Maker may prepay this Note at any time without penalty. However, Maker shall provide 30 days written notice to Payee of its intent to pay the Note off, to allow Payee the right to notify Maker that it plans to convert into common stock.

Place of Payment. All payments by the Maker shall be made as designated by Payee.

Default; Remedies. Upon the occurrence and during the continuance of (a) a default in the Maker' s obligations under this note, which default has not been cured within fifteen (15) days following written notice of such default from Payee to the Maker, Payee may declare the entire unpaid principal of and unpaid interest on this Note immediately due and payable, without notice, demand, or presentment, all of which are hereby waived, foreclose any liens or security interests securing all or any part hereof, offset against this Note any sum or sums owed by the Payee to the Maker, or exercise any other right or remedy to which the Payee may be entitled by agreement, at law, or in equity.

Costs of Collection. If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, the Maker agrees to pay court costs, reasonable attorneys' fees, and other reasonable costs of collection of the Payee.

Right to Convert into Common Stock of Maker and Lock Up. Payee shall have the option, at any time within the term of this Note, to convert some or any portion (minimum 25%) into common stock (the “Shares”) of Maker at a conversion price of $2 per share. However, this right of conversion must be exercised by Payee prior to the filing of a final prospectus for the current Think Equity IPO (the “Exercise Deadline”). If Payee converts prior to the Exercise Deadline, Payee will receive restricted common stock at that time and such restricted common stock shall be subject to a 6-month hold/lock up period from the date of initial trading on the exchange (Nasdaq or NYSE).

Entirety, Governing Law. This Note reflects the full and final agreement between the Parties with regard to all matters set forth herein and no amendment, alteration or modification hereof shall be binding unless in writing and signed by both parties. This Note and transaction shall be governed in all respects under Florida law and venue in any action arising out of or related to this Note or transaction shall lie exclusively in the Courts in and for Flagler County, Florida, for all purposes.

Headings. The clause headings in this Note are for convenience only and do not constitute any part of the Note.

Made and Executed to be effective as of the date set forth above.

MAKER: HELIO CORPORATION		PAYEE: BLACKWOLF VENTURE GROUP, LLC

By:	/s/ Greg Delory	By:	/s/ James Byrd
	Greg Delory, President		James Byrd, Authorized Signer